AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS FIRST QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – May 10, 2011 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss of $10,097,000 ($0.81 per share, diluted) on revenues of $12,212,000 for the quarter ended March 31, 2011, compared to a net loss of $10,136,000 ($0.90 per share, diluted) on revenues of $9,623,000 for the quarter ended March 31, 2010.

During the quarter, we closed on 33 homes, an 18% increase from the 28 units closed during the first quarter of 2010. Dollar volume increased by 39% to $7,596,000, compared to $5,451,000 for the first quarter of 2010.

The increase in expenses for the first quarter of 2011, compared to 2010, is attributable to costs associated with higher volume of house closings, advertising and marketing expenses, initial expenditures incurred with the launch of our Younger Next Year lifestyle programs at our active adult communities of Solivita in Central Florida and CantaMia in Arizona, overhead attributable to the recently acquired Arizona operations, and interest expense.

The dollar volume of housing contracts signed, net of cancellations, during the first quarter of 2011 were comparable to the first quarter of 2010, or $12,121,000 compared to $12,154,000. The number of contracts signed, net of cancellations, decreased by 15%, or 51 compared to 60 for the first quarter of 2010 and sales backlog improved 7% to 61 units in 2011 from 57 units in the first quarter of 2010.

“Although we are not pleased with our first quarter results we had many accomplishments during the quarter, including the introduction of the Younger Next Year brand at Solivita and CantaMia, the grand opening of the Village Center at CantaMia; and the completion of the sale of $100 million in convertible notes. Additionally, as part of our strategy to monetize non-core assets, in April 2011 we closed the $7.9 million sale of Turtle Creek in Central Florida at a profit which will be recognized in the second quarter,” stated Jon M. Donnell President and Chief Executive Officer.

On April 1, 2011 holders of $41,637,000 of Avatar’s 4.50% Convertible Senior Notes exercised their right to require the company to repurchase the notes and Avatar effected payment thereof.

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Avatar Holdings Inc. is engaged in real estate operations in Florida and Arizona. Avatar’s principal operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando; at Seasons at Tradition in Port St. Lucie, Florida; and at the recently-acquired active adult community of CantaMia in Goodyear, Arizona. Avatar’s common shares trade on NASDAQ under the symbol AVTR.

Certain statements discussed herein or made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the stability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increased level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the failure to successfully implement our business strategy (including our intention to focus primarily on the development of active adult communities in the future); shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; our access to financing; construction defect and home warranty claims; changes in, or the failure or inability to comply with, government regulations; the failure to successfully integrate acquisitions into our business, including our recent JEN transaction; and other factors as are described in the Company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” included in its Annual Report on Form 10-K for the year ended December 31, 2010. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein or therein, which reflect management’s opinions only as of the date thereof.

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SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED
MARCH 31, 2011 AND 2010
(Unaudited – Dollars in thousands except per share data)

	2011	2010
Revenues	$12,212	$9,623
Income (loss) before income taxes	($10,224)	($10,269)
Income tax benefit	$0	$0
Net loss attributable to non-controlling Interest	($127)	($133)
Net loss attributable to Avatar	($10,097)	($10,136)
Basic and diluted EPS	($0.81)	($0.90)

Selected Balance Sheet Data

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$184,599	$115,502
Total assets	$619,015	$545,451
Notes, mortgage notes and other debt	$159,414	$77,057
Avatar’s Stockholders’ equity	$420,607	$430,045
Avatar’s Stockholders’ equity per share	$32.60	$33.34